EXHIBIT 10(h)

IMPERIAL SUGAR COMPANY

SUMMARY MANAGEMENT INCENTIVE PLAN

The Company has adopted Management Incentive Plans for Fiscal 2007 and 2008 for executive officers and certain other participants. The plans provide for cash bonuses based on achievement of a combination of individual performance goals and corporate profitability targets. The corporate profitability targets for Fiscal 2007 are based on the Company’s attainment of certain EBITDA goals. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. The achievement of individual performance goals and corporate profitability targets results in an incentive payment based on a participant’s bonus opportunity, which is set at a percentage of the participant’s base salary and is based on the participants responsibilities and position within the Company.

Fiscal 2007 Plan

A specified portion of the target bonus opportunity is allocated to individual performance goals, which are quantifiable and result in payment only if the individual performance goals are reached and a profitability target based on EBITDA is achieved. Twenty-five percent of an officer’s target bonus will be paid when a specific level of EBITDA is achieved and that percentage will increase in varying degrees through 100% of target bonus for target EBITDA and a maximum of 200% of target bonus when a higher level of EBITDA is achieved.

Fiscal 2008 Plan

The fiscal 2008 plan is conceptually similar to the 2007 plan and uses EBITDA in determining corporate profitability targets. Individual performance goals will be treated similar to the 2007 plan. Twenty-five percent of an officer’s target bonus will be paid when a specific level of EBITDA is achieved and that percentage will increase in varying degrees through 100% of target bonus at a specified level of EBITDA and a maximum of 200% of target bonus when a higher level of EBITDA is achieved.

Executive Officer	Target Percentage of Salary
Robert A. Peiser	100
John C. Sheptor	100
T. Kay Hastings	50
Patrick D. Henneberry	50
H.P. Mechler	50
William F. Schwer	50
J. Eric Story	30

The corporate profitability component represents 80% of the target for Mr. Peiser and Mr. Sheptor, 70% of the target for Mr. Henneberry and Mr. Mechler and 60% of the target for the remaining executive officers.

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